UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   John  Legere
   One Dell Way
   TX, Round Rock 78682-2244
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |5/17/ |D   |72000             |D  |N/A        |49748 2            |D     |                           |
                             |1999  |1   |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |67                 |I     |Employer 401(k) Plan       |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Nonqualified Stock Optio|$19.938 |     |    |           |   |3    |06/01|Common Stock|       |       |400000 4    |D  |            |
ns                      |        |     |    |           |   |     |/08  |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |     |    |           |   |5    |7/17/|Common Stock|       |       |34620 4     |D  |            |
ns                      |        |     |    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$30.43  |3/26/|A   |46596      |A  |6    |3/26/|Common Stock|46596  |N/A    |46596 4     |D  |            |
ns                      |        | 1999|    |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.22  |4/19/|A   |25000      |A  |7    |4/19/|Common Stock|25000  |N/A    |25000 4     |D  |            |
ns                      |        | 1999|    |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$41.97  |5/17/|A   |245000     |A  |8    |5/17/|Common Stock|245000 |N/A    |245000 4    |D  |            |
ns                      |        | 1999|    |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$44.6875|9/23/|A   |100700     |A  |9    |9/23/|Common Stock|100700 |N/A    |100700 4    |D  |            |
ns                      |        | 1999|    |           |   |     |09   |            |       |       |            |   |            |
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
Explanation of Responses:
1. Represents restricted stock cancelled by the company.
2. Represents 1748 vested shares and 48,000 shares of restricted stock to vest as follows: 24,000 shares on 6/1 each year from 2002 - 2003. Upon termination of employment in Feb. 2000, the remaining shares of restricted stock were forfeited.
3. Exercisable in accordance with the following schedule: 80,000 currently exercisable and 80,000 shares on 6/1 of each year from 2000 through 2003.
4. All unvested options were forfeited upon termination of employment in February 2000.
5. Exercisable in accordance with the following schedule: 6,924 shares currently exercisable and 6,924 shares on 7/17 of each year from 2000 through 2003.
6. Exercisable according to the following schedule: 11,649 shares on 3/26/00 and 3/26/01 and 23,298 shares on 3/26/02.
7. Exercisable in accordance with the following schedule: 5,000 shares on 4/19 of 2000 through 2004.
8. Exercisable according to the following schedule: 61,250 shares currently exercisable and 61,250 shares on 6/1 of 2000 through 2002.
9. Exercisable according to the following schedule: 20,140 shares on 9/23 each year from 2000 through 2004.